EXHIBIT 99
PepsiAmericas and CABCORP Complete Joint Venture in Central America and Caribbean
MINNEAPOLIS, July 6, 2009 — PepsiAmericas, Inc. (NYSE: PAS) and the Central America Beverage Corporation (CABCORP) today announced that they have completed the strategic joint venture that combines the entities’ Central American and Caribbean bottling operations, excluding the Bahamas.
“Our Caribbean business combined with CABCORP is a great fit, providing scale, expertise and a strong platform for growth and geographic expansion,” said Kenneth E. Keiser, President and COO of PepsiAmericas.
Under the agreement, CABCORP will hold an 82 percent ownership interest, with PepsiAmericas controlling the remaining 18 percent.
About PepsiAmericas
PepsiAmericas is the world’s second-largest manufacturer, seller and distributor of PepsiCo beverages. With annual sales of $4.9 billion in 2008, PepsiAmericas serves a population of more than 200 million in a significant portion of a 19-state region in the U.S.; Central and Eastern Europe, including Ukraine, Poland, Romania, Hungary, the Czech Republic and Slovakia; and the Caribbean. For more information, please visit www.pepsiamericas.com.
About CABCORP
The Central America Beverage Corporation, CABCORP, is a Guatemalan company founded in 1885 that was named anchor bottler for PepsiCo in Central America in 1998. CABCORP has been distributing, manufacturing and selling Pepsi-Cola products since 1942 (the oldest franchise of Pepsi in Latin America). CABCORP is the most diversified beverage company in Central America operating in four countries with two soft-drink plants and a brewery with AmBev in Guatemala, a soft-drink plant in Honduras and one in Nicaragua, and a bottling plant for juices and functional beverages, LivSmart, in El Salvador, as well as one of the major logistics companies in Central America. For more information, please visit www.cabcorp.com.
Cautionary Statement
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to our expectations regarding continuing operating improvement and other matters. These forward-looking statements reflect our expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: competition, including product and pricing pressures; changing trends in consumer tastes; changes in our relationship and/or support programs with PepsiCo and other brand owners; market acceptance of new product and package offerings; weather conditions; cost and availability of raw materials; changing legislation, including tax laws; cost and outcome of environmental claims; availability and cost of capital, including changes in our debt ratings; labor and employee benefit costs; unfavorable foreign currency rate fluctuations; cost and outcome of legal proceedings; integration of acquisitions; failure of information technology systems; and general economic, business, regulatory and political conditions in the countries and territories where we operate. For further information, please see “Risk Factors” in our 2008 Annual Report on Form 10-K.
Investor Contact:
Sara Zawoyski
PepsiAmericas, Inc.
(612) 661-3830
Press Contact:
Mary Viola
PepsiAmericas, Inc.
(847) 598-2870